The symbol "--" indicates that a confidential portion has been omitted and filed separately with the Securities and Exchange Commission

                   JOINT VENTURE AGREEMENT

     THIS AGREEMENT, made and entered into as of this 19th day of September, 1996 by and between PSINet Inc., a corporation organized and existing under the laws of the state of New York and having its principal place of business at 510 Huntmar Park Drive, Herndon, Virginia 22070 ("PSI"), and Chatterjee Management Company (doing business as The Chatterjee Group), a corporation organized and existing under the laws of the state of Delaware and having its principal place of business at 888 7th Avenue, Suite 3000, New York, New York 10106 ("TCG") (together, the "Parties").

                     WITNESSETH THAT:

     WHEREAS, PSI is an Internet service provider offering a wide range of Internet access services to organizations and individuals worldwide by means of the PSINet (as defined below);

     WHEREAS, TCG is an experienced investor with European connections and interests, including, through its Affiliates (as defined below), investments in the construction of facilities in Europe over which Internet-access services may be provided; and

     WHEREAS, the Parties desire to establish PSINet
Europe (the "EJV"), a joint venture to be formed by PSI, together with the TCG Designee (as defined below).

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

                 Article 1.   Definitions

     1.1. Terms defined in this Article 1 and elsewhere, in this Agreement shall have the same meaning throughout this Agreement. Defined terms may be used in the singular or the plural. All references to periods of days are to periods of calendar days.

     1.2. "Affiliate" of a Person means any Person which directly or indirectly controls, is under common control with, or is controlled by, such Person, where "control" means the power and ability to direct the management and policies of the controlled Person through ownership of voting shares of the controlled Person or by contract or otherwise. With respect to TCG, the term "Affiliate" shall include one or more of Purnendu Chatterjee, George
Soros or Soros Fund Management or Affiliates




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The symbol "--" indicates that a confidential portion has been omitted and filed separately with the Securities and Exchange Commission thereof, and any Person for which any such Person acts as investment advisor or investment manager.

     1.3. "Board" means the Board of Directors or a comparable body of the EJV.

     1.4. "Buildout Funding Date" means the date on which the EJV has identified the initial markets for buildout of the Network, approved an initial business plan and has a reasonable business need to have access to the Software, the Technical Information and the Trademarks.

     1.5. "Controlling Interest" means an interest conferring on the party holding such interest the power and ability to direct the management and policies of the controlled enterprise through ownership of voting shares of the controlled enterprise or by contract or otherwise.
 For purposes hereof, no such interest of 5% or less shall be deemed to be a Controlling Interest.

     1.6. "Government Approval" of any action to be taken by either Party means such approval of or confirmation or consent to such action, together with such licenses, permits or other permissions reasonably required for such action, all as the statutes, decrees, regulations and rulings of governmental authority (collectively, "Legal
Authority") within the European Union, any sovereign
European country or the United States, as the case may be, may require to be obtained in connection with said action from such governmental authority or from political subdivisions thereof. Whenever any form of "Government
Approval" is used herein, it shall be interpreted and construed to include the requirement that such approval be in form and substance acceptable to the Parties.

     1.7. "Internet" means the open global network of interconnected commercial, educational and governmental computer networks that utilize TCP/IP.

     1.8. "Licensed Intellectual Property" means the
Technical Information and the Trademarks.

     1.9. "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, deed of trust, charge, security interest, encumbrance or other adverse claim of any kind with respect to such property or asset.

     1.10. "On-line Services" means commercial information services that offer a computer user access through a modem to a specified slate of information, entertainment and communications menus. On-line Services may or may not utilize the PSINet or the Software.

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The symbol "--" indicates that a confidential portion has been omitted and filed separately with the Securities and Exchange Commission

     1.11. "Person" means any individual, corporation, partnership, firm, joint venture, association, limited liability company, trust, unincorporated organization or other entity.

     1.12. "POP" means an interlinked group of modems, routers and other computer equipment referred to as a "point of presence," located in a particular city or metropolitan area, that allows a nearby subscriber to access the Internet through a local telephone call.

     1.13. "Protocol" means a formal description of message formats and the rules two or more machines must follow to exchange messages.

     1.14. "PSINet" means the high-performance computer network operated by PSI that utilizes an advanced
TCP/IP-based, Asynchronous Transfer Mode, Integrated
Services Digital Network and Switched Multi-megabit Data
Service compatible frame relay network comprised of POPs that are networked through advanced frame relay technology to create a network that allows local access to the Internet in the localities where POPs are located.

     1.15. "PSI UK" means PSINet UK Limited, a corporation organized under the laws of the United
Kingdom.

     1.16. "Securityholder" means a holder of equity interests in the EJV.

     1.17. "Software" means any commercially available end user software marketed by PSI now or in the future that may be necessary, useful or appropriate for distribution in connection with the operation of the Network and any related software products and network services in Europe, together with all error corrections, updates, upgrades, enhancements, new versions, derivatives, add-ons and replacements made commercially available with respect to such software.

     1.18. "TCG Designee" means an Affiliate of TCG that
is managed and controlled by TCG ------------------------
---------------------------------------------------------
------------------.

     1.19. "TCP/IP" means the Transmission Control
Protocol/Internet Protocol, a compilation of network- and transport-level Protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet, and any successor Protocol serving similar functions.

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The symbol "--" indicates that a confidential portion has been omitted and filed separately with the Securities and Exchange Commission

     1.20. "Technical Information" means the proprietary processes, improvements, trade secrets, designs, data, plans, specifications, know-how, network or operating software, operating experience and other information, whether patented or unpatented, copyrighted or uncopyrighted that is presently owned or may be developed by PSI relating to the design, configuration and technical specifications of the Internet network, which are necessary, useful or appropriate for the establishment and operation of the Network in Europe;
provided, however, that the Technical Information shall not include the Software.

     1.21. "Trademarks" means (a) "PSI," "PSINet,"
"InterFrame," "PSILink," "UUPSI" and all other registered trademarks now owned or subsequently acquired or developed by PSI that are used in connection with the marketing, distribution and sale of Internet-access and related services and (b) "Internet Inside!,"
"InternetWarehouse," "InterTainment," "PSICable,"
"InterRamp," "LAN-dial," "LAN-ISDN," "LAN On Demand,"
"InterMAN," "SecureStream," "Pipeline," "PSIWeb,"
"Internaut," "Instant InterRamp," "PSI IntrAnet" and all other service marks now owned or subsequently acquired or developed by PSI that are used in marketing, distributing and selling Internet-access and related services.

     1.22. The following terms are defined in the Articles or Sections set forth below:

           "Appreciated Value" - Section 4.4

           "Customers" - Section 2.2(b)

           "Disclosing Party" - Section 21.1

           "EJV" - Recitals

           "Force Majeure" - Section 6.1

           "Initial Funding" - Section 4.1

           "Investments" - Section 4.5

           "Legal Authority" - Section 1.5

           "License Agreement" - Section 4.1(a)

           "License" - Section 12.2(c)

           "LJV" - Section 5.2

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The symbol "--" indicates that a confidential portion has been omitted and filed separately with the Securities and Exchange Commission

           "Measurement Date" - Section 4.4

           "Network" - Section 2.2(a)

           "NJV" - Section 4.6

           "Offer" - Section 6.2

           "Offered Securities" - Section 6.2

           "PSI Filing" - Section 12.2(a)

           "Qualifying IPO" - Section 3.2

           "Receiving Party" - Section 21.1

           "Registration Rights Agreement" - Section 5.4.

           "Securities" - Section 6.1

           "Selling Securityholder" - Section 6.2

           "Services Agreement" - Article 9

           "Significant Securityholder" - Section 6.2

           "Subsidiary Business" - Section 12.2(c)

           "Subsidiary Financial Statements" -
            Section 12.2(e)

           "Subsidiary Quarterly Financial Statements" -
            Section 12.2(e)

           "Subsidiary Securities" - Section 12.2(d)

           "TCG Designee" - Recitals

           "Transfer" - Section 6.1

                    Article 2. Purpose

     2.1. The purpose of this Agreement is to provide for the establishment, ownership and operation of the EJV by PSI and the TCG Designee.

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The symbol "--" indicates that a confidential portion has been omitted and filed separately with the Securities and Exchange Commission

     2.2. The purpose of the EJV will be to engage in the following business activities:

          (a) acquiring and importing network components such as equipment and circuits and building a network in Europe (the "Network") to constitute a segment of the PSINet global network;

          (b)  connecting the Network to the global
PSINet infrastructure so as to support unlimited carriage of outbound and inbound Internet traffic within a particular European country, from country to country in Europe and to the rest of the world for businesses, schools and other organizations and individuals wishing to purchase Internet services (collectively,
"Customers"), and operating the Network;

          (c)  establishing POPs throughout Europe;

          (d)  providing sales, marketing, customer
support, customer service, and billings and collections for dialup and circuit-based services to Customers;

          (e) selling PSINet services (i) in Europe as the EJV's primary business area and (ii) outside Europe to the extent permitted under the Services Agreement (for example, but not by way of limitation, for the purposes of selling PSINet services outside Europe to multinational companies based in Europe) under the terms and conditions to be set forth in detail in the Services
Agreement;

          (f)  providing services (including, without
limitation, Internet, intranet, other PVC-based services and any other services offered from time to time by PSI), World Wide Web hosting services, network security services, electronic commerce and all related services to Customers;

          (g)  engaging in any other lawful business
activity that is approved in advance by the Board in accordance with this Agreement; and

          (h)  engaging in any and all acts, things,
businesses and activities that are related, incidental or conducive directly or indirectly to the attainment of the foregoing objectives.

               Article 3. The Joint Venture

     3.1. As soon as reasonably practicable after the effective date of this Agreement, PSI and the TCG Designee shall cooperate to establish the EJV in such jurisdiction and in such form as they may deem appropriate for the purposes of the EJV, PSI and the TCG Designee, and in accordance with such jurisdiction's applicable law.

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The symbol "--" indicates that a confidential portion has been omitted and filed separately with the Securities and Exchange Commission

     3.2. The organizational documents of the EJV shall be as agreed by PSI and the TCG Designee, and PSI and the TCG Designee shall cause such documents to be amended from time to time as may be required to ensure that they at all times conform with the terms and conditions of this Agreement and any amendments hereto. The Board shall consist of five members, with PSI and the TCG Designee each designating two members and the fifth member being chosen by mutual agreement of PSI and the TCG Designee. Certain major actions relating to the EJV and PSI UK, as set forth in Exhibit A, will not be taken without the approval of the TCG directors or the TCG Designee, as the case may be,
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--------------------------------------

     3.3. The duration of the EJV shall be perpetual, subject to the provisions of applicable law, the EJV's organizational documents and this Agreement.

           Article 4. Capitalization of the EJV

     4.1. Initial Funding. At the initial capitalization of the EJV (the "Initial Funding"):

          (a)  PSI shall contribute ------------------- to
the EJV in exchange for   33.33% of the EJV's initial
equity.

          (b)  The TCG Designee shall contribute
------------------ to the EJV in exchange for 66.67% of the EJV's initial equity.

     4.2. Initial Buildout Funding.  Upon the Buildout
Funding Date:

          (a) PSI shall contribute ------------------ to the EJV. The EJV shall use such contribution, together with -------------- from the Initial Funding, within 10 days from the Buildout Funding Date to purchase from PSI a license to use the Software, Technical Information and Trademarks in Europe pursuant to a license agreement (the "License Agreement") containing substantially the terms and conditions set forth in Exhibit C attached hereto.

          (b)  The TCG Designee shall contribute
------------------ to the EJV.

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The symbol "--" indicates that a confidential portion has been omitted and filed separately with the Securities and Exchange Commission

          (c)  Following the contributions set forth in this
Section 4.2, PSI and TCG will own 37.42% and 62.58%, respectively, of the equity interests in the EJV.

     4.3. PSI UK Call/Put. At the Initial Funding, PSI and the EJV shall enter into a call/put agreement granting the EJV the right to purchase from PSI up to 100% of the outstanding capital stock of PSI UK in exchange for newly issued equity interests in the EJV. The aggregate amount of PSI UK's capital stock shall be valued at -------------------, regardless of the date of exercise. Such call right may be exercised by the EJV Board from time to time in whole or in part at any time after the Initial Funding; provided, however, that the EJV Board will not exercise such call until the earliest of the following to occur:
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----------
Pursuant to the call/put agreement, PSI shall also have the right to put at any time all or any portion of the outstanding capital stock of PSI UK it then holds to the EJV, at the same times and on the same terms and conditions; provided, however, that upon any exercise of such put by PSI, TCG will have the right to require PSI to put all PSIs remaining interest in PSI UK to the EJV if TCG, on or prior to the completion of such put, has made the full amount of all capital contributions required under Section 4.4. The equity interests in the EJV held by PSI as a result of the exercise of the call/put right shall at no time be equal to or greater than the equity interests in the EJV held by TCG and its Affiliates without the consent of PSI.

     4.4. TCG Designee Capital Contributions.  The TCG
Designee, through TCG, hereby irrevocably commits to make additional capital contributions to the EJV

The symbol "--" indicates that a confidential portion has been omitted and filed separately with the Securities and Exchange Commission in an aggregate amount of up to -------------------, as determined from time to time by the Board, and as provided in the annual budgets and plans approved by the Board. Notwithstanding the foregoing, TCG or the TCG Designee shall have the right (that is, without any call for capital by the Board, the EJV or PSI) to accelerate at any time after the signing of this Agreement any capital contributions to the EJV (or if the EJV has not yet been organized, payments to PSI), so long as the aggregate amount of investments made pursuant to this Agreement (including without limitation pursuant to Sections 4.1(b), 4.2(b) and this Section 4.4) does not exceed --------------------. The parties acknowledge that upon such investment, they will treat those amounts as invested for all purposes under this Agreement, including Section 5.3.

     4.5. Adjustment to PSI Funding. If the internal rate of return as of the measurement date (as defined below) on (a) all the cash flows both to and from TCG and the TCG Designee from all its investments in the EJV (including, without limitation, investments made pursuant to Sections 4.1(b), 4.2(b) and 4.4, dividends and transfers of equity interests in the EJV) (the "Investments") and (b) unrealized equity appreciation of the equity interest in the EJV held by the TCG Designee appraised as set forth below (together with the Investments, the Appreciated Value) does not exceed ---
per annum, PSI will transfer to the TCG Designee sufficient equity in the EJV to give the TCG Designee a --- internal
rate of return per annum   on such investments.  The
percentage equity interest in the EJV which the TCG Designee will receive as a result of this transfer may not exceed the percentage equity interest in the EJV which the TCG Designee would have received if (i) PSI UK's operations had originally been valued at cost ------------------ and (ii) PSI's contribution of licenses under Section 4.1(a) had been valued at -----------------. Within 15 days of the earlier of (i) the sale, transfer or exchange of the TCG Designee's interests in the EJV in connection with the acquisition (whether through merger or acquisition of the Securities) by a third party of the EJV (ii) ----- years from the Initial Funding and (iii) any dissolution of the EJV (in any such case, the "measurement date"), the EJV shall engage, at its expense, an investment banking firm of nationally recognized standing or another appraiser mutually acceptable to PSI and the TCG Designee to appraise the fair market value of the equity interest in the EJV held by the TCG Designee and its Affiliates as of the measurement date. Such appraisal shall not take into account any control premium.

     4.6. --------------------------------------------------
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------------------------------------

     4.7. Valuation of Contributions. Following the capital contributions described in Sections 4.1 and 4.2, any contributions to the capital of the EJV by PSI

The symbol "--" indicates that a confidential portion has been omitted and filed separately with the Securities and Exchange Commission or TCG will be valued for the purposes of allocation of equity interests on the same basis as the contributions set forth in such sections (i.e., the contribution of the equity in PSI UK will be valued as set forth in Section 4.3, and monetary contributions will be treated at face value).


                  Article 5. Puts and Calls

     5.1. PSI EJV Buyout Call. If any Person or group of
Persons acquires all or substantially all the common stock of PSI, PSI shall have the right to purchase the TCG Designee's equity interest in the EJV. PSI may exercise such right upon notice to the TCG at least 15 days and not more than 30 days prior to the closing of such acquisition. At or prior to the closing of such acquisition, PSI shall pay the TCG Designee in securities
(or such other consideration as is payable to PSI shareholders) and/or cash, at the TCG Designee's option, for such equity interest in an amount equal to (a) the price paid per share by the acquiring Person or group for the PSI common stock, divided by the volume-weighted average trading price per share of the PSI common stock, as shown on the Bloombergs historical price screen, during the 30-day period beginning 40 days prior to announcement of such acquisition, multiplied by (b) the appraised fair market value of the TCG Designee's equity interest in the EJV, as determined in accordance with
Section 4.4; provided that the aggregate value of the consideration paid to the TCG Designee shall be at least equal to the sum of the Appreciated Value and a ------- per annum return thereon, based on a minimum of ----
-------from the Initial Funding (regardless of when such acquisition actually occurs).

     5.2. PSI LJV Control Option. The Parties agree to implement as soon as practicable a structure that would allow PSI the right to a call on the majority interest in any of the local joint venture ("LJV") companies which may be acquired by the EJV as part of the pan-European
Network; provided, however, that such structure is tax neutral to the EJV and the TCG Designee and its Affiliates. Any such call would be subject to a similar call back, valued at PSI's cost basis in the LJV, prior to a change of control in the EJV, including an acquisition or an initial public offering.

     5.3. TCG Downside Put. TCG or the TCG Designee shall have the right to require PSI to issue to TCG or the TCG Designee in exchange for the Investments a number of shares of PSI common stock calculated by dividing the amount of the Investments by the closing price of PSI common stock on the trading day immediately preceding the date of this Agreement. TCG or the TCG Designee, as the case may be, may exercise such right at any time upon written notice to PSI, except (a)between the Initial
Funding and October 1, 1997 and (b)after the organizational meeting relating to a proposed initial public offering of equity interests in the EJV and prior to the earlier of a decision of the Board not to proceed with such an offering or

The symbol "--" indicates that a confidential portion has been omitted and filed separately with the Securities and Exchange Commission consummation of such an offering; provided, however, that notwithstanding such exceptions and anything else contained in this Agreement (including, without limitation, any notice of exercise by PSI of the purchase rights described in Section 5.1), the TCG Designee may exercise such right (i) at any time immediately prior to the closing of the acquisition of all or substantially all the assets or common stock of PSI or (b) upon any material adverse change in the EJV or its business. The closing of the exchange of TCG's or the TCG Designees and its Affiliates' equity interests in the EJV for PSI common stock shall take place within 10 days of delivery of written notice to PSI of TCG's or the TCG Designees exercise of its put right under this Section 5.3.

     5.4. Registration Rights. PSI and TCG will enter into a registration rights agreement (the "Registration
Rights Agreement") substantially in the form attached as Exhibit D hereto.

     5.5. Reservation of Shares. PSI shall at all times have reserved a sufficient number of shares of its common stock to satisfy its obligations under this Agreement.

                Article 6. Transfer of Shares

     6.1. Restrictions on Transfer. Except as otherwise specifically set forth herein, no Securityholder may sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose of (collectively, "Transfer") all or any part of any securities of the EJV (collectively, the "Securities") unless such Securityholder has complied with the provisions of this Article 6; provided, however, that TCG may transfer any such securities to any of its Affiliates.

     6.2. Right of First Offer. If a Securityholder (a
"Selling Securityholder") desires to Transfer any or all of its Securities (the "Offered Securities"), it shall first make a written offer to sell the Offered Securities
(the "Offer") to all Securityholders (other than the Selling Securityholder) then holding more than 5% of the equity securities of the EJV (a "Significant
Securityholder"). A statement attached to the Offer shall set forth a full disclosure of the Offer, including
(a)a statement of intention to Transfer, (b)the number of Offered Securities, and (c)the terms and conditions of the proposed Transfer, including the purchase price for the Offered Securities.

     6.3. Election to Purchase; Closing. Within 30 days after delivery of the Offer, the Significant
Securityholders may elect to purchase, at the price and on the terms specified in the Offer, the Offered
Securities by giving written notice to the Selling
Securityholder. The closing of such purchase shall occur on a date mutually acceptable to the parties thereto within 30 days after such acceptance. At such

The symbol "--" indicates that a confidential portion has been omitted and filed separately with the Securities and Exchange Commission closing, the Significant Securityholders having elected to purchase shall pay the Selling Securityholder the purchase price as specified in accordance with Section
6.2(c), and the Selling Securityholder shall simultaneously deliver the certificates representing the Securities being transferred and all other evidence of transfer as may reasonably be requested by the purchasing
Securityholder.

     6.4. Transfer to Third Parties. If any of the
Offered Securities remain unpurchased following the time periods specified above, the Selling Securityholder may Transfer such remaining Offered Securities to any third party; provided, however, that the other Party shall have first consented to the transfer to such third party, which consent shall not be unreasonably withheld. Such transfer shall be made only in strict accordance with the terms set forth in the Offer and shall be completed within 90 days following the expiration of the time provided for the purchase of the Offered Securities by the purchasing Securityholders, after which time any such Transfer shall again become subject to all the restrictions of this Agreement and the organization documents of the EJV. The transferee shall agree in writing to be bound by the terms of this Agreement.

     6.5. Ineffective Transfers. No Transfer of any right, title or interest in any of the Securities shall be effective, and the EJV shall not record or recognize any such Transfer, until there has been compliance with the provisions of this Agreement and the organization documents of the EJV. If no Offer is made as herein required, the EJV and the Securityholders may nevertheless exercise their rights hereunder as to the Offered Securities, and they may do so at any time, even after the purported Transfer of the Securities.

     6.6. Termination. The restrictions contained in this
Article 6 shall terminate upon consummation of a Qualifying IPO.

     6.7. Legends. During the term of this Article 6, each certificate representing interests in the EJV shall bear the following or similar legend:

          "Transfer of the interests represented by this certificate is restricted pursuant to the Joint
          Venture Agreement dated September __, 1996, between PSINet Inc. and The Chatterjee Management
          Company, a copy of which is on file at the principal office of the Company in __________."

   Article 7. Meetings and Resolutions of Securityholders

     The Board shall decide the time and place for convening all meetings of the Securityholders, except where the law of the jurisdiction of organization of the EJV

The symbol "--" indicates that a confidential portion has been omitted and filed separately with the Securities and Exchange Commission provides otherwise, and notice thereof shall be given as set forth in the EJV's organization documents.

       Article 8. Basic Corporate and Operating Policies

     8.1. The Parties agree to vote their shares and to cause their representatives to effectuate the policies set forth below during the term of this Agreement.

     8.2. The books and records of the EJV and PSI UK shall be maintained in accordance with U.S. and U.K.
generally accepted accounting principles, respectively, and shall accurately reflect the EJV's financial position. Such records and supporting documents shall be available for inspection by the Parties, or their designees, at all reasonable times. Each of the EJV and PSI UK shall send an English version of its quarterly and annual audited (solely as to the EJV) financial statements to the Parties as soon as practicable after such financial statements become available (and in no event more than 45 days after the end of the quarter and 90 days after the year end). The EJV and PSI UK shall also send the Parties monthly unaudited financial reports in English.

     8.3. The EJV's fiscal year shall begin on the first day of January and end on the last day of December of each year; provided, however, that the first fiscal year shall begin on the date on which the EJV is incorporated and shall end on the last day of December immediately following.

     8.4. Only directors who are not employees of the Parties (e.g., independent directors or directors serving in a management capacity with the EJV) will be compensated by the EJV; provided, however, that all directors may be reimbursed for such travel and other expenses as may reasonably be incurred by them in performing their duties to the EJV.

     8.5. After an initial start-up phase, the EJV shall be operated as a stand-alone company with its own administrative, technical, sales, marketing and engineering staff and professional management working on a full-time basis.

                 Article 9. Services Agreement

     PSI will provide resources to the EJV pursuant to a Services Agreement (the "Services Agreement") to be entered into with the EJV at the Initial Funding containing substantially the terms and conditions set forth in Exhibit B attached hereto. The Parties may provide the EJV with additional assistance on a transitional basis as requested by the Board.

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                    Article 10. Noncompete

     Except as specifically agreed to in writing by the Parties, PSI agrees, and will cause its Affiliates, and TCG agrees, and will cause the Affiliates that it Controls, not to compete with, or own directly or indirectly a Controlling Interest in any Person that competes with, the Internet-related activities of the EJV in Europe (except for those countries in which the Board determines not to pursue doing business) during the term of this Agreement and for a period of two years from the earlier of (i)the expiration or termination hereof and (ii)the divestiture by such party of its entire interest in the EJV. Notwithstanding the foregoing, TCG and its Affiliates may own equity interests in any such competitor so long as no employees of either TCG or any of its Affiliates are also employees of such competitor; provided that this sentence will not diminish any fiduciary obligation that TCG or its Affiliates may have to the EJV under applicable law. For purposes of this
Article 10, "Affiliate" shall not include the EJV, PSI UK or, solely with respect to business in the Netherlands, the NJV.

              Article 11. Conditions to Investment

     The obligations of the Parties and the EJV to proceed with any investment under Sections 4.1, 4.2 or 4.3 pursuant to this Agreement are subject to the satisfaction on or prior to the date of such investment of all the following conditions, any one or more of which may be waived in whole or in part by the Party entitled to the benefit of such conditions:

          (a) The representations and warranties contained in Article 12 shall have been true and accurate as of the date of signing of this Agreement and shall be true and accurate in all material respects on and as of the date of such investment with the same effect as though made on and as of such date, except for such changes, if any, as may be agreed to in writing by the Parties.

          (b) Each of the Parties shall have obtained all Government Approvals required to be obtained by it for or in connection with the transactions contemplated hereby, and all consents and approvals, if any, of third parties, and no such Government Approval or third-party approval shall have been withdrawn or suspended.

          (c) On the date of such investment, there shall be no effective injunction, writ, restraining order or any other order of any nature issued by a court or Legal
Authority of competent jurisdiction directing that any of the transactions provided for in this Agreement or any of the agreements contemplated by this Agreement not be consummated as herein or therein provided.

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          (d)  On the date of such investment, there shall
be no action or proceeding pending or threatened by or before any court or other judicial, administrative or regulatory body to restrain or prohibit the transactions contemplated by this Agreement or any of the agreements contemplated by this Agreement.

          (e)  Since the date of execution of this
Agreement, there shall not have occurred as of the date of such investment any material adverse change in the ownership of the Licensed Intellectual Property, or any material adverse change in the key personnel responsible for the engineering, design and construction of the Network.

           (f) Each Party shall have executed and delivered or caused to be executed and delivered any agreements or instruments required by this Agreement (including, without limitation, the Registration Rights Agreement, the License Agreement and the Services Agreement) or appropriate in order to consummate the transactions contemplated hereby, in each case on terms substantially consistent with those set forth in this Agreement, and such agreements shall remain in effect.

          Article 12. Representations and Warranties

     12.1. Each Party hereto represents and warrants to the other Party as follows: (a)it is duly organized and validly existing under the laws of its place of incorporation; (b)it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement; (c)the execution and performance by it of its obligations hereunder will not constitute a breach of, or conflict with, any other material agreement or arrangement, whether written or oral, by which it is bound; (d)to the best of its knowledge, it has complied in all material respects with all laws, regulations, orders, judgments or decrees of any domestic or foreign court or Legal Authority applicable to it; (e)no representation or warranty made in this Agreement, or in any exhibit, schedule, certificate, list or other instrument furnished or to be furnished pursuant to this Agreement, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not false or misleading; and (f)this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof (subject to applicable laws of bankruptcy and moratorium); and
(g)no broker, finder or investment banker is entitled to any brokerage, finder's or other fee in connection with this Agreement or the transactions contemplated hereby based on arrangements made by it or on its behalf.

     12.2. PSI represents and warrants as follows:


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          (a)  PSI Filings; No Material Adverse Change.  No
filing by PSI with the U.S. Securities and Exchange Commission (a "PSI Filing"), contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not false or misleading as of the respective dates thereof, and there has been no material adverse change to the business, results of operations, financial condition or prospects of PSI since the date of the most recent PSI Filing prior to the date hereof.

          (b)  Organization, Good Standing, Etc. of PSI UK.
(i)PSI UK is a corporation duly organized and validly existing under the laws of the United Kingdom; (ii)PSI UK has full corporate power and authority and has taken all corporate action necessary to own and operate its properties and carry on its intended business; (iii)the execution and performance by PSI of its obligations hereunder will not constitute a breach of, or conflict with, any other material agreement or arrangement, whether written or oral, by which PSI or the PSI UK is bound; and (iv)to the best of PSI's knowledge, PSI UK has complied in all material respects with all laws, regulations, orders, judgments or decrees of any domestic or foreign court or Legal Authority applicable to it if the failure to comply would have a material adverse effect on the current or planned business of PSI UK.

          (c) Licenses, Permits, Authorizations, Etc. of PSI UK. PSI UK has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether local or national (the "Licenses"), in each case necessary for the conduct of its (the "Subsidiary Business"), if the failure to obtain any such License would have a material adverse effect on the current or planned business of PSI UK.

          (d) Capitalization of PSI UK. As of the date hereof, PSI UK has authorized capital stock of 1,000 ordinary shares, of which 2 shares are issued and outstanding. All outstanding ordinary shares of PSI UK have been duly authorized and validly issued, are fully paid and nonassessable (except any assessment that is required by the laws of the United Kingdom and is not material), and are owned by PSI. Except as described in this Section 12.2(d), there are no outstanding (i)shares of capital stock or voting securities of PSI UK, (ii)securities of PSI UK convertible into or exchangeable for shares of capital stock or voting securities of PSI UK or (iii)options or other rights to acquire from PSI UK, or other obligation of PSI UK to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of PSI UK (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of PSI or any of its Affiliates to acquire any Subsidiary Securities.

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          (e)  Financial Statements of PSI UK. PSI has
previously delivered to TCG financial statements of PSI UK for the fiscal year ended December 31, 1995 (the "Subsidiary Financial Statements"). The Subsidiary Financial Statements are accurate and present fairly in all material respects the financial position and results of operations of PSI UK as of December 31, 1995 in accordance with U.K. generally applied accounting principles consistently applied.

          PSI has furnished to TCG quarterly financial statements of PSI UK for the quarter ended June 30, 1996
(the "Subsidiary Quarterly Financial Statements").  The
Subsidiary Quarterly Financial Statements are accurate and present fairly in all material respects the financial position of PSI UK as of June 30, 1996 in accordance with U.K. generally accepted accounting principles consistently applied.

          Since December 31, 1995, except as contemplated by this Agreement, the Subsidiary Business has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts relating to PSI UK that has had or could reasonably be expected to have a material adverse effect on the Subsidiary Business.

          (f)  No Undisclosed Material Liabilities of PSI
UK. There are no liabilities of PSI UK of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than liabilities provided for in the Subsidiary
Financial Statements and other than liabilities that, individually or in the aggregate, will not have a material adverse effect on PSI UK.

          (g) Contracts of PSI UK. PSI shall have made available for the review of TCG prior to the Initial Funding true and complete originals or photocopies of all material contracts, oral or written, to which PSI UK is a party, including, without limitation, all agreements, contracts or understandings between PSI and PSI UK. All such contracts are valid and in full force and effect, PSI UK has performed all material obligations imposed on it thereunder, and there are not, under any of such contracts, any defaults or events of default on the part of PSI UK or, to the knowledge of PSI, any other party thereto that would materially adversely affect the business, assets or financial condition of PSI UK, or that could reasonably be expected to materially adversely affect the business prospects of PSI UK. PSI UK has not received notice, and PSI is not otherwise aware, that any party to any such material contract intends to cancel, terminate or refuse to renew such material contract or to exercise or decline to exercise any option or right thereunder.

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          (h)  Claims and Legal Proceedings Against PSI UK.
There are no material claims, actions, suits, arbitrations, proceedings or investigations pending or, to the knowledge of PSI, threatened against PSI or PSI UK with respect to the Subsidiary Business before or by any Legal Authority or other Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which PSI or PSI UK is a party that involve the transactions contemplated herein or that would individually or in the aggregate have a material adverse effect on the business, assets or financial condition of PSI UK or that could reasonably be expected to have a material adverse effect on the business prospects of PSI UK.

     (i) Patents, Trademarks, Etc. PSI UK owns or has all necessary licenses or rights within its jurisdiction to use:

          (i) all trademarks, trade names, copyrights, patents, patent applications, technology and other intellectual property rights now used by PSI UK and

          (ii) all formulae, franchises, processes, techniques and manufacturing know-how and all trademarks, trade names, copyrights, patents, patent applications, technology and other intellectual property rights used in connection with services now being or intended to be offered and sold by PSI UK.

              Article 13.   Term and Termination

     13.1. This Agreement shall continue in effect until terminated pursuant to this Article 13 or by mutual agreement of the Parties.

     13.2. This Agreement shall be terminable forthwith upon the sending of notice in writing upon the occurrence of one or more of the following events:

           (a) by either Party, if any required Government Approval has not been obtained within six months of the date hereof or if any subsequent enactment of law or regulation or any subsequent act of a Legal Authority in the European Union or the United States shall, in the reasonable opinion of the adversely affected Party, (i) make performance of this Agreement impossible or unreasonably expensive or unreasonably difficult for said Party, (ii) alter the rights and obligations of the Parties from those agreed and contemplated by this Agreement, or (iii) interfere with the benefits contemplated herein to be received by such Party;

           (b) by either Party, if the other Party commits a material breach of any of its obligations under this Agreement, which shall not have been remedied within 60 days from the giving of written notice requiring such breach to be remedied;

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           (c) by either Party, if the other Party becomes
incapable, for a period of 60 days of performing any of its obligations under this Agreement because of Force Majeure
(as defined below);

           (d) by either Party, if the other Party commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of it or of any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

           (e) by either Party, if the other Party has an involuntary case or other proceeding commenced against it seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 90 days; or an order for relief is entered against such Party under applicable bankruptcy laws as now or hereafter in effect;

           (f) by either Party, if the other Party is unable to pay its debts as they become due, has explicitly or implicitly suspended payment of any debts as they become due (except debts contested in good faith), or if the creditors of such Party have taken over its management;

           (g) by any Party, in the event of a material breach of the License Agreement or the Services Agreement by the other Party, and the continuance thereof after the lapse of all relevant cure periods; or

           (h) by TCG, if PSI UK experiences any of the events described in Section 13.2(d), (e) or (f) while under the control of PSI or its Affiliates (other than the EJV).

     13.3. If this Agreement is terminated pursuant to
Section 13.2, then the License Agreement and the Services
Agreement shall terminate at the option of the EJV.


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             Article 14. Consequences of Termination

     14.1. Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the Parties at the date of termination, unless waived in writing by mutual agreement of the Parties.

     14.2. Upon termination of the License Agreement, each Party shall (at the request of the other Party) take all steps necessary to ensure that the name of the EJV is immediately changed so that it no longer contains any reference to any trade name, trademark, service name or service mark then owned by the other Party or any of its Affiliates (other than the EJV).

     14.3. If this Agreement is terminated by a Party in accordance with Section 13.2, the terminating Party shall have the right to require the other Party to join with the terminating Party to cause the liquidation or winding up of the EJV.

    Article 15. Nature and Survival of Representations;
                        Indemnification

     15.1. All representations, warranties and covenants made by the Parties in this Agreement and in any exhibit, schedule, certificate, list or other instrument delivered in connection with the transactions contemplated hereby shall survive the Initial Funding and any investigation at any time made or any knowledge received by or on behalf of a Party (unless, with respect to a material breach of a representation under Article 12, such Party had, as of the date of this Agreement, actual knowledge of such material breach and all necessary information to conclude that such material breach existed and, Section 15.2 will not apply to the extent of any claims in connection with such a material breach); provided, however, that in the case of a claim for indemnification arising under only Section 15.2(a), no Party shall have any liability unless it receives notice on or before the first anniversary of the date of the Initial Funding asserting a claim with respect thereto and specifying the factual basis of such claim in reasonable detail, to the extent known.

     15.2. Each Party shall indemnify and hold harmless the other and the EJV against all damage, loss, liability, diminution of value or expense, including, without limitation, reasonable attorneys' fees and costs relating thereto, suffered or incurred by the other Party or the EJV arising from or in connection with:

           (a) any misrepresentation or breach of
representation or warranty by the indemnifying Party of any representation or warranty set forth in this Agreement or in any exhibit, schedule, certificate, list or other instrument delivered pursuant hereto;

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           (b) any breach or nonfulfillment by the
indemnifying Party of any covenant, agreement or other obligation set forth in this Agreement or in any exhibit, schedule, certificate, list or other instrument delivered pursuant hereto; and

           (c) any claim, lawsuit or proceeding that arises out of, or is attributable or relates to, the business conducted by the indemnifying Party on or prior to the Initial Funding.

     15.3. Each Party shall indemnify and hold harmless the other from and against all loss, liability, damage or expense (including reasonable attorneys' fees) in connection with any claim by any Person for brokers' or finders' fees or commissions or similar payments and related expenses based on any agreement or understanding alleged to have been made with respect to the transactions contemplated hereby by such Person with the indemnifying Party.

     15.4. PSI shall indemnify TCG and its Affiliates and representatives against any liabilities or expenses arising out of any claim or action instituted by or on behalf of any shareholder of PSI with respect to the transactions contemplated by this Agreement, except to the extent arising out of a breach by TCG of this Agreement or due to its bad faith, gross negligence or willful misconduct.

     15.5. The Party seeking indemnification shall notify the Party against whom indemnification is sought promptly of any claim by any third party coming to its attention that may result in any liability hereunder on the other Party's part, and the indemnifying Party shall be entitled at its own expense to conduct the defense of any such third-party claim with counsel of its own choosing, subject to approval by the Party seeking indemnification which approval shall not be unreasonably withheld, and shall be entitled to participate in such defense with counsel of its own choosing and at its own expense; provided, however, that control of the defense will remain with counsel for the indemnifying Party if the indemnifying Party has acknowledged unequivocally in writing its obligation to indemnify the other Party in regard to the claims to be defended against. Failure to give notice as provided herein shall not relieve the indemnifying Party of its obligations hereunder, except to the extent that the defense of any claim is prejudiced by such failure to give notice. The indemnifying Party shall have the right to compromise or settle for money damages only any claim giving rise to an obligation for indemnification hereunder; any claim compromised or settled by the indemnified Party shall not be subject to indemnification hereunder.

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               Article 16. Force Majeure

     16.1. The failure or delay of either Party hereto to perform any obligation under this Agreement solely by reason of acts of God, acts of government (except as otherwise enumerated herein), riots, wars, embargoes, strikes, lockouts, accidents in transportation, port congestion or other causes beyond its control ("Force Majeure") shall not be deemed to be a breach of this Agreement; provided, however, that the Party so prevented from complying herewith shall have used reasonable diligence to avoid such event of Force Majeure and mitigate its effects, and shall continue to take all actions within its power to comply as fully as possible with the terms of this Agreement.

     16.2. Except where the nature of the event shall prevent it from doing so, the Party suffering such Force
Majeure shall notify the other Party in writing within 14 days after the occurrence of such event of Force Majeure and shall in every instance, to the extent reasonable and lawful under the circumstances, use its best efforts to remove or remedy such cause with all reasonable dispatch.

     Article 17. Disclaimer of Agency and Partnership

     This Agreement shall not be deemed to constitute any Party the agent or partner of the other Party, nor shall it constitute the EJV an agent of either Party, and no Party shall have the right to bind the other.

       Article 18. Dispute Resolution and Governing Law

     18.1. If any controversy or claim arises out of or relates to this Agreement or with respect to an alleged breach of the terms hereof, the Parties shall seek to solve the matter amicably through discussions between themselves.
The Parties shall attempt to resolve all controversies, claims or breaches at the operational level, and in the event a resolution cannot be reached, such controversy, claim or breach will be referred progressively to higher levels within each Party, to their respective boards of directors, and finally to the chairpersons of PSI and TCG.
If the Parties fail to resolve such controversy, claim or breach within thirty (30) days by amicable arrangement and compromise, either Party may seek arbitration as set forth below.

     18.2. Any controversy or claim arising out of or in relation to this Agreement, or breach of this Agreement, shall be finally settled by arbitration in London, England.

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           (a) The arbitration shall be conducted in the
English language before a single arbitrator in accordance with the Rules of Arbitration and Conciliation of the International Chamber of Commerce then in effect.

           (b) The Parties shall appoint the arbitrator by mutual agreement. If the parties cannot agree on the appointment of the arbitrator within thirty (30) days after receipt of a demand for arbitration, the arbitrator shall be appointed by the International Chamber of Commerce.

           (c) All arbitration rulings and awards shall be final and binding on the parties and shall be enforceable in accordance with the convention on the Recognition and Enforcement of Foreign Arbitral Awards.

           (d) Notwithstanding any other provision of this Agreement, either party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the final decision or award of the arbitrators..

     18.3. The validity, performance, construction and effect of this Agreement shall be governed by the laws of the state of New York, without regard to principles of conflicts of law.

             Article 19. Amendment; Assignment

     No modification or alteration of any term or condition of this Agreement will be valid unless in writing signed by each Party. This Agreement and each and every covenant, term and condition hereof shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Subject to Article 6, neither Party shall directly or indirectly assign its rights or delegate its obligations hereunder without the prior written consent of the other Party; provided, however, that PSI may assign its rights but not its obligations hereunder to any wholly owned subsidiary of PSI reasonably acceptable to TCG, and either Party may assign its rights and delegate its obligations hereunder to any of its Affiliates, with the consent of the other Party (which consent will not unreasonably be withheld) in each case so long as such transferee agrees to be bound by the terms and conditions of this Agreement and any related agreements, including but not limited to the License Agreement and the Services Agreement.

                       Article 20. Costs

     The Parties shall each pay their own legal and other costs incurred in documenting and executing this Agreement---------------------------------------------------
------------------------------------------------------------
-----------
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----------------------------------------------  The EJV
will reimburse each Party for any legal fees and expenses incurred in preparing the documentation, registrations and formation of the EJV.


                Article 21. Confidentiality

     21.1. Except as otherwise agreed by the Parties in writing, the Parties agree that, at all times during the term of this Agreement and for a two-year period following termination or expiration hereof, the Party receiving information (the "Receiving Party") shall keep completely confidential, shall not publish or otherwise disclose and shall not use, directly or indirectly, for any purpose any information furnished to it by the other Party (the
"Disclosing Party") pursuant to this Agreement or otherwise relating to any transaction contemplated hereby, except to the extent that the Receiving Party can establish by competent proof that such information

           (a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

           (b) was part of the public domain at the time of its disclosure by the Disclosing Party;

           (c) became part of the public domain after its disclosure by the Disclosing Party, other than through any act or omission of the Receiving Party in breach of this Agreement;

           (d) was disclosed to the Receiving Party by a third party who had no obligation not to disclose such information to others; or

           (e) has been disclosed by the Disclosing Party to any third party without an obligation not to disclose such information to others.

     21.2. Each Party may disclose the others Party's information to the extent that such disclosure is reasonably necessary in filing or prosecuting patent applications, pursuing or defending litigation, or complying with applicable law or governmental or stock exchange regulations; provided, however, that, if a Receiving Party intends to make any such disclosure, it shall give reasonable advance written notice to the Disclosing Party of such intention. Furthermore, nothing in this Article 21 shall be construed to preclude either Party from disclosing such information to third parties as may be necessary in connection with the transactions contemplated by this Agreement; provided, however, that the Receiving Party shall in each case obtain from the proposed third-party recipient a written confidentiality undertaking containing confidentiality obligations no less onerous than those set forth in this Article 21.

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                  Article 22. Notices

     22.1 All written notices, requests, demands and other communications under this Agreement or in connection herewith shall be given by letter (delivered by hand, by air courier, or by registered airmail) or by facsimile or e-mail transmission confirmed by such a letter, and addressed to the respective Parties as follows:


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To TCG or the TCG Designee:
                    Chatterjee Management Company
                    888 7th Avenue, Suite 3000
                    New York, NY  10106
                    Attention:  W. James Peet
                    Internet e-mail address:  wjp@sfmny.com
                    Facsimile No.:  212-397-5554

with copies to:     Chatterjee Management Company
                    888 7th Avenue, Suite 3000
                    New York, NY  10106
                    Attention:  Peter Hurwitz, Esq.
                    Facsimile No.:  212-262-9637

and:                Soros Fund Management
                    888 7th Avenue, Suite 3200
                    New York, NY  10106
                    Attention:  Michael Neus, Esq.
                    Facsimile No.:  212-664-0544

and:                Perkins Coie
                    One Bellevue Center, Suite 1800
                    411 - 108th Avenue N.E.
                    Bellevue, WA  98004-5584
                    Attention:  Craig E. Shank, Esq.
                    Internet e-mail address:
                    shanc@perkinscoie.com
                    Facsimile No.:  (206) 453-7350

To PSI:             PSINet, Inc.
                    510 Huntmar Park Drive
                    Herndon, VA  22070  USA
                    Attention:  William L. Schrader
                    Internet e-mail address:  wls@psi.com
                    Facsimile No:  703-904-1608

with a copy to:     PSINet, Inc.
                    510 Huntmar Park Drive
                    Herndon, VA  22070  USA
                    Attention:  David Kunkel, Esq.
                    Internet e-mail address:  kunkel@psi.com
                    Facsimile No.:  703-904-9527


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     22.2. A Party may change its notice information at
any time by written notice to the other Party.

                  Article 23. Press Releases

     Each Party shall not, and shall cause their Affiliates not to, make publicly available any press release, promotional material or similar public statement naming or otherwise identifying the other Party or any of its Affiliates without such other Partys prior consent, which consent will not unreasonably be withheld. Each Party and any of their respective Affiliates shall provide the other
Party, as early as reasonably practicable, drafts of all press releases that include references to such other Party or any of its Affiliates, and shall consider and use reasonable efforts to incorporate into all such press releases any comments provided by such other Party in a reasonably timely manner.

                    Article 24. No Waiver

     The waiver by a Party of a breach or a failure to assert a breach by the other Party of any covenant, obligation or provision in this Agreement (contained or implied) does not operate as a waiver of another or continuing breach or failure to assert a breach by the other Party of the same or any other covenant, obligation or provision in this Agreement contained or implied.

                Article 25. Severance
     If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, then the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired, and in such case, the parties agree to use their best efforts to achieve the purpose of the invalid provision by a new, legally valid provision.

               Article 26. Counterparts

     This Agreement may be executed in two counterparts, each of which shall be deemed an original.

         Article 27. Government Approval

     27.1. TCG shall provide reasonable cooperation
(e.g., furnishing reasonable background or contact information) with the efforts of PSI or the EJV to obtain any Government Approval.

                                27


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     27.2. TCG shall provide reasonable cooperation (e.g.,
furnishing reasonable background or contact information) with the efforts of PSI and the EJV in obtaining, after the date of the Initial Funding, any further Government Approval of this Agreement or of any amendment hereto as required under the laws or regulations of any jurisdiction in which the EJV shall desire to conduct business.

            Article 28. Further Assurances

     Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do, or cause to be done, such further acts and things, including, without limitation, the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm to such other Party its rights and remedies under this Agreement.

            Article 29. Entire Agreement

     This Agreement supersedes all previous representations, understandings or agreements, oral or written, between the Parties with respect to the subject matter hereof, and, together with the agreements and documents attached hereto as exhibits, contains the entire understanding of the Parties as to the terms and conditions of their relationship.
                                28


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     IN WITNESS WHEREOF, the Parties have caused this
Agreement to be executed by a representative thereunto duly authorized as of the date first set forth above.

PSINET INC.


By  /s/ David N. Kunkel
    --------------------------------------
    Name:  David Kunkel
    Title: Senior Vice President and General Counsel

CHATTERJEE MANAGEMENT COMPANY

By  /s/ James Peet
    --------------------------------------
    Name:  James Peet
    Title: Vice President


                                29


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                                                 Exhibit A

        DECISIONS REQUIRING THE CONSENT OF THE TCG
              DIRECTORS OR THE TCG DESIGNEE
         [Shareholder vs. Director Consent to Be
                 Determined by Local Law]

RELATING TO THE EJV:

          Approval of and changes to the annual business plan, annual budgets and appropriate disbursement milestones for each country.

     Approval of any expenditures for operations or any disposition of assets in excess of ----------------
(individually or in the aggregate) that are not included in an approved budget.

     Approval of any business activities that are outside the scope of the approved business plan and the Intended
Business. Intended Business means the Internet- and intranet-connectivity services and Software business described in (i)the PSI presentation to TCG in September
1996, (ii)PSI's public filings with the SEC and (iii)all business activities of PSI in the United States, in each case as such businesses may be reasonably expanded or enhanced in the ordinary course of business.

     Merger, sale or disposition of all or substantially all of the EJV's assets.

     Any acquisition of another company or business
(whether through merger, asset purchase, acquisition of stock or otherwise).

     Issuance of any equity or debt securities, any securities convertible into equity or debt securities, or any warrants or options in respect of such securities other than pro rata issuances of equity securities to the original Securityholders in excess of a pool of equity securities approved by the Board, including the TCG
Directors, for employee incentive compensation.

     Any indebtedness or guarantee of any amount in excess of ---------------- (individually or in the aggregate) by the EJV not provided for in an approved annual budget, or the creation of any material Lien over the whole or any part of the assets of the EJV.


                               A-1


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     Appointment, termination or replacement of the EJV's
Chief Executive Officer, President, General Manager, Chief
Operating Officer, Chief Technical Officer or other individuals with comparable management responsibilities.

     Appointment, termination or replacement of the auditor of the EJV.

     Amendment of the EJV's organization documents.

     Termination or amendment of the License Agreement or the Services Agreement.

     Transactions between the EJV and the Securityholders or their Affiliates.

     Initiation or settlement of legal actions or
arbitration proceedings, unless the relief sought or to be
agreed upon is a monetary remedy of less than
----------------.

     Payment of any dividend or other form of distribution by the EJV in cash or otherwise.

     Making any loan or forgiving any debt or claim other than in the ordinary course of business.

     The winding-up of the EJV or the appointment of an examiner.

                               A-2


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RELATING TO PSI UK:

     1. Approval of any material business activities that are significantly outside the scope of the Intended
Business.

     2.   Merger, sale or disposition of all or
substantially all of PSI UK's assets.

     3. Issuance by PSI UK of any equity or debt securities, any securities convertible into equity or debt securities, or any warrants or options in respect of such securities other than (i) common stock issued to PSI or
(ii) from a pool of equity securities approved by TCG for employee incentive compensation.

     4. Any material indebtedness or guarantee by PSI UK not provided for in an approved annual budget or the creation of any Lien over the whole or any part of the assets of PSI UK.

     5.   Amendment to PSI UK's organizational documents.

     6. Transactions between PSI UK and PSI or any of its Affiliates in excess of --------------- in the aggregate.

     7. Payment of any dividend or other form of distribution (other than payments for services under ------------ in the aggregate or approved under item 6, above) by PSI UK, in cash or otherwise, except, to the extent permissible, in connection with incentive compensation plans approved by TCG (except PSI UKs repayment of loans from PSI to PSI UK that have been disclosed to TCG as of the date of this Agreement).

     8. Making any material loan or forgiving any material debt or claim, other than in the ordinary course of business.

     9. The winding-up of PSI UK or the appointment of an examiner.

                               A-3


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                                                  Exhibit B
                  TERMS OF SERVICES AGREEMENT

     Prior to the Initial Funding, PSI will enter into and the Parties will cause the EJV to enter into a written services agreement in a form approved by the Parties (the
"Services Agreement"), the key terms of which are set forth in the draft Business Services Agreement attached hereto as Exhibit B-1, modified as set forth below:

          1. During the term of the Services Agreement, PSI will provide to the EJV such services as are reasonably requested by the EJV to fully design, deploy and operate the network, when and as reasonably requested by the EJV.
PSI represents that the services to be provided by PSI are all the material items required for the EJV to commence and operate business in Europe in a manner consistent with the Intended Business and PSIs other operations.

          2. The Services Agreement will include, to the reasonable satisfaction of the EJV, (a) a listing of PSI personnel that the parties anticipate will be required for the performance of the services during the first year of the term of the Services Agreement and (b) a resource allocation plan under which PSI furnishes to the EJV a reasonable commitment regarding the personnel and other resources that PSI will make available to the EJV under the Services Agreement; provided that in no event will PSI place the performance of the services at a priority or resource allocation that is lower than the priority and resource allocation for other PSI operations.

          3.   In providing the services under the Services
Agreement, PSI shall be entitled to use its own personnel and equipment, or, where it considers it necessary, PSI may hire, rent or purchase personnel or equipment of third parties or employ on a temporary or continuing basis third-party engineers, computer programmers, consultants and others on such terms as it deems appropriate and advisable; provided, however, that PSI shall (except in the matters of a minor nature) first obtain the consent of the EJV.

          4. In general, the parties anticipate that PSI will have primary responsibility for the design, configuration and technical management of the Network. PSI shall consult with the EJV prior to making any material decisions on the design, configuration and technical management of the Network, and shall not unreasonably reject any advice or recommendations made by the EJV with respect to such design, configuration and technical management; provided, however, that PSI shall not be required to take any action that would adversely affect the global operation of the PSI

                               B-1


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Net. In all matters arising under the Services Agreement,
PSI shall conform to and carry out policy decisions and directions and observe overall guidelines as the Board (or its designees) may from time to time make or lay down.

          5. PSI will commence, perform and complete its obligations under this Agreement in accordance with the schedules set forth in implementation plans agreed upon from time to time by the Parties. PSI will perform with diligence any obligation under the Services Agreement for which no schedule is agreed upon by the Parties.

          6. PSI will submit to the EJV, upon request but not less frequently than once each month, written reports regarding the status of the services, which reports shall describe, among other things, (a)the progress in developing, installing, implementing and supporting the Network, (b)delays encountered or anticipated by PSI with respect to such services and the action being taken to recover from such delays; (c)recommendations or proposals for revision of the then-current implementation plan; and
(d)other matters pertaining to the development, installation, implementation and support of the Network.
If any services depend upon any hardware, software, services or other items to be provided by the EJV or others, PSI will promptly notify the EJV of any defects, deficiencies or other aspect of any such item that render it unsuitable for performance of the services in accordance with the Services Agreement.

          7. PSI will prepare and deliver to the EJV a complete set of all documentation or similar materials required for the EJV to effectively inspect, test, use, operate, maintain and service the System.

          8.   In lieu of the "PSI Net Fees" payable under
the draft Business Services Agreement, the EJV will pay PSI
for the services at
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                               B-2


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          9.   The relationship of PSI to the EJV under the
Services Agreement shall be that of independent contractor, and the Services Agreement shall not create or constitute any form of joint venture, partnership, agent/principal or other relationship between PSI and the EJV.

          10.  Invoices for the services and other
transactions between PSI and the EJV may be audited by an auditor normally retained by the EJV.

          11.  Neither party to the Services Agreement
shall be entitled to terminate the Services Agreement in the absence of a material breach of the Services Agreement or this Agreement by the other party thereto.

          12.  The provisions in the draft Business
Services Agreement regarding Trans-Border Sales will be reviewed and, to the extent appropriate, modified to reflect a reasonable allocation with respect to any sales or services in which the EJV or any subsidiaries of the EJV or LJVs are both the host and sales office.

          13. The Services Agreement shall contain such other representations, warranties, covenants (including, but not limited to, covenants by PSI relating to exclusivity and noncompetition in Europe), indemnifications, confidentiality provisions, agreements and conditions as are customary in a transaction of this type.

                               B-3